Exhibit 10.1

eFunds Corporation

2005 Deferred Compensation Plan

First Effective January 1, 2005

(As Amended November 1, 2006)

eFunds Corporation

2005 Deferred Compensation Plan

First Effective January 1, 2005

(As Amended November 1, 2006)

I.	HISTORY AND PURPOSE

Effective January 1, 2001, the Company established a deferred compensation plan for its key employees which, in its most recently amended form, is maintained under a document entitled “eFunds Corporation Deferred Compensation Plan, As Amended and Restated Effective January 1, 2004” (the “Prior Plan”). Deferrals made which relate entirely to services performed on or before December 31, 2004 shall continue to be invested and distributed pursuant to the terms of the Prior Plan. Deferrals which relate all or in part to services performed on or after January 1, 2005 shall be made subject to the terms of this Plan, the terms of which are intended to comply with the deferred compensation provisions in the American Jobs Creation Act of 2004. This Plan was amended on September 22, 2006 to allow the members of the Company’s Board of Directors who are not employees of the Company to participate.

The purpose of the eFunds Corporation 2005 Deferred Compensation Plan is to provide a means whereby the Company may afford key employees and members of its Board of Directors with a vehicle to defer compensation. By providing a means whereby Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive compensation may be deferred into the future, the Plan will aid in attracting and retaining employees and Directors of exceptional ability. Compensation reductions made pursuant to the Plan will be credited with investment gains or losses, in accordance with the Plan, and benefits will be paid to the Participant (or his or her Beneficiary) as described herein.

II.	DEFINITIONS

2.01	“Age” means the Participant’s chronological age on the relevant date.

2.02	“Agreement” means the eFunds Corporation Deferred Compensation Plan Participation Agreement, executed between a Participant and the Company, whereby a Participant agrees to defer a portion of his or her Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

2.03	“Annual/Strategic Incentive” means the performance-based cash compensation, if any, earned for services performed over a Plan Year (or any other period of at least twelve (12) months) from the eFunds Annual Incentive Plan or the eFunds Strategic Incentive Plan.

2.04	“Beneficiary” means the person, persons or trust who under the Plan, becomes entitled to receive a Participant’s interest in the event of the Participant’s death.

2.05	“Board of Directors” means the Board of Directors of eFunds Corporation or any committee acting within the scope of its authority.

2.06	“Change of Control” shall be deemed to have occurred if a “Change of Control” is deemed to have occurred under Section 2 (or any comparable successor provision) of the Change of Control Agreement entered into by the Company and its executive officers from time to time, as such agreements may be amended from time to time.

2.07	“Committee” means the Plan Committee, or its designee, appointed pursuant to Article VI to manage and administer the Plan.

2.08	“Company” means eFunds Corporation, its U.S. subsidiaries and their respective successors and assigns.

2.09	“Company Allocation” means an amount added to a Participant’s Deferred Compensation Account by the Company pursuant to Section 3.05.

2.10	“Company Savings Plan” means the eFunds Corporation 401(k) Employees’ Savings Plan as in effect and amended from time-to-time.

2.11	“Deferred Compensation Account” means the account(s) maintained by the Company for each Participant, pursuant to Article III. Notwithstanding the provisions of Section 8.09, a Participant’s Deferred Compensation Account shall not constitute or be treated as a trust fund or escrow arrangement of any kind.

2.12	“Deferred Compensation Plan Trust” and “Trust” mean the eFunds Corporation Deferred Compensation Plan Trust, an irrevocable grantor trust or trusts established by the Company, in accordance with Section 8.09, with an independent trustee for the benefit of persons entitled to receive payments under this Plan.

2.13	“Determination Date” means the date on which the amount of a Participant’s Deferred Compensation Account is determined as provided in Article III hereof. The last day of each calendar quarter and the date of a Participant’s Termination of Service shall be a Determination Date.

2.14	“Disability” shall mean the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.15	“Fees” shall mean the annual cash retainers paid to members of the Board of Directors who are not employees of the Company for service on the Board of Directors and its Committees.

2.16	“Participant” means an employee of the Company or a member of the Board of Directors who is eligible to participate in the Plan pursuant to Section 3.01, and who enters into an Agreement. Except after a Change of Control, the Board of Directors or the Chief Executive Officer of eFunds Corporation may (subject to the terms of the Plan) add or delete Participants.

2.17	“Plan” means the eFunds Corporation 2005 Deferred Compensation Plan as amended from time-to-time.

2.18	“Plan Effective Date” means January 1, 2005. Deferrals which relate all or in part to services performed on or after January 1, 2005 shall be made subject to the terms of this Plan. Deferrals which relate entirely to services performed on or before December 31, 2004 shall continue to be invested and distributed pursuant to the terms of the Prior Plan, which was originally effective January 1, 2001.

2.19	“Plan Year” means a calendar year.

2.20	“Prior Plan” means the “eFunds Corporation Deferred Compensation Plan, As Amended and Restated Effective January 1, 2004”.

2.21	“Salary” for purposes of the Plan shall be the total of the Participant’s base salary paid during a calendar year and considered “wages” for FICA and federal income tax withholding, but before any deferrals made pursuant to this Plan or any other plan. For purposes of this Plan, Salary shall not include severance or other payments made in connection with a Participant’s Termination of Service.

2.22	“Sales Incentive” means the earnings of a Participant which are attributable to sales results, and considered “wages” for FICA and federal income tax withholding, but before any deferrals made pursuant to this Plan or any other plan.

2.23	“Termination of Service” means the total separation of a Participant’s service with the Company within the meaning of Section 409A of the Internal Revenue Code. Generally, a “Termination of Service” will occur when a Participant ceases his or her employment with the Company or service on the Board of Directors for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or Disability, although the facts and circumstances attendant to a particular separation (e.g. the existence of a post-termination consulting relationship) may mandate a contrary result under the Internal Revenue Code.

2.24	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

III.	ELIGIBILITY - PARTICIPATION LIMITS
3.01	a)	Eligibility to Participate.
Participation in the Plan shall be
limited to key employees of the
Company approved to participate by
the Committee and members of the
Board of Directors who are not
employees of the Company. It is
the intention of the Company that
all Participants satisfy the term
“a select group of management or
highly compensated employees” as
provided in Sections 201(2),
301(a)(3), 401(a)(1) and
4021(b)(6) of ERISA.

b)	Enrollment. In the case of the first Plan Year in which a employee becomes eligible to participate in the Plan, no later than thirty (30) days after the employee begins employment, such employee shall as a condition of participation complete such forms and make such elections as the Committee may require for the effective administration of this Plan. Such initial enrollment shall at a minimum contain an Agreement to defer a portion of the Participant’s compensation in accordance with the provisions in Section 3.02, along with a form (the Payout Election Form) for the time and manner of payment of the employee’s Deferred Compensation Account. The Agreement to defer a portion of the Participant’s compensation may only be made with respect to Salary and Sales Incentives earned for services performed subsequent to the deferral election. With respect to Annual/Strategic Incentives earned for services performed over a Plan Year (or any other period of at least twelve (12) months), any Agreement may provide for Annual/Strategic Incentive deferrals if such election is made no later than six (6) months prior to the end of the service period over which the Annual/Strategic Incentive is earned. Eligible members of the Board of Directors shall enroll in the Plan by completing an Agreement and a Payout Election Form prior to the beginning of the Plan Year in which any Fees are to be deferred pursuant to the Plan.

c)	Effect of Election. An Agreement, once accepted by the Committee, shall be irrevocable for the Plan Year (or the service period, in the case of an Annual/Strategic Incentive deferral) with respect to which it is made; provided, however, that if a Disability or Unforeseeable Emergency occurs during the period elected in the Agreement, the Participant’s Agreement shall be suspended, and further deferrals shall not be required. Absent a Disability or Unforeseeable Emergency, such Agreement shall remain in effect for Salary, Fees and Sales Incentives earned in subsequent Plan Years unless, no later than fifteen (15) days prior to a subsequent Plan Year, the Agreement is changed or terminated by the employee or participating director or the employee is not selected for participation for that subsequent Plan Year. With respect to Annual/Strategic Incentives earned for services performed over a Plan Year (or such other period of at least twelve (12) months), any Agreement providing for Annual/Strategic Incentive deferrals shall remain in effect unless, no later than six (6) months prior to end of the service period over which the Annual/Strategic Incentive was earned, the Agreement is changed or terminated by the employee or the employee is not selected for participation for that service period.

d)	Automatic Enrollment. Each Participant who participates in the Company Savings Plan and whose Company contributions under the Company Savings Plan are limited for the reasons described in Section 3.05 below shall automatically be enrolled to participate in the Company Allocation portion of this Plan and share in any discretionary Company Allocation made by the Company pursuant to Section 3.05.

3.02	Deferral of Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive. In accordance with Section 3.01, a Participant may elect to defer between three percent (3%) and ninety percent (90%) of his or her Salary payable during a Plan Year, in one percent (1%) increments. A Participant may also elect to defer between three percent (3%) and ninety percent (90%) of his or her Annual/Strategic Incentive payable during a Plan Year, in one percent (1%) increments. In addition, a Participant may elect to defer between three percent (3%) and ninety percent (90%) of his or her Sales Incentive payable during a Plan Year, in one percent (1%) increments. A Participant may elect to defer between ten percent (10%) and one hundred percent (100%) of any Fees earned by them during a Plan Year. At the time of election, a Participant may elect to defer a different percentage of his or her Salary, Annual/Strategic Incentive and/or Sales Incentive and may also elect not to defer any portion of his or her Salary, Annual/Strategic Incentive and/or Sales Incentive in a Plan Year. In addition to Salary, Annual/Strategic Incentive and/or Sales Incentive, a Participant may be allowed to defer other compensation as approved by the Committee, provided that any such deferral election shall be made in accordance with Section 3.01 (and if such compensation is performance-based pay earned over a period of at least twelve (12) months, such election shall be subject to the same timing requirements as apply to Annual/Strategic Incentives).

In the event a Participant elects to defer an amount of his or her Salary, Annual/Strategic Incentive and/or Sales Incentive that would not allow for the full payment of all FICA, federal, state and/or local income tax liabilities, the actual amount which shall be credited to the Participant’s Deferred Compensation Account shall be the maximum amount allowable after all applicable taxes.

3.03	Suspension of Agreement to Defer Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive. Except after a Change of Control, a Participant’s Agreement to defer Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive shall be suspended in the event that the Committee, in its sole discretion, reasonably determines that a Participant ceases to meet the eligibility requirements of the Plan.

3.04	Timing of Deferral Credits. The amount of Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive that a Participant elects to defer in his or her Agreement shall cause an equivalent reduction in the Participant’s Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive, respectively. Deferrals shall be credited to the Participant’s Deferred Compensation Account throughout the Plan Year as the Participant otherwise would have been paid the deferred portion of Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive.

3.05	Company Allocation. The Company may credit a Company Allocation to a Participant’s Deferred Compensation Account as set forth in this Section 3.05. Such amount shall be credited as nearly as practicable as of the time or times when the credits are awarded. If a Participant is entitled to receive a Company contribution under the Company Savings Plan, the amount of Salary, Annual/Strategic Incentive and/or Sales Incentive deferred under this Plan shall not be considered for purposes of calculating benefits under the Company Savings Plan unless permitted by law. To the extent that a Participant’s Company contribution under the Company Savings Plan is reduced by reason of deferrals under this Plan, the amount equal to the additional benefits (or the actuarial equivalent thereof) he or she would have received under the Company Savings Plan based upon the deferrals (and disregarding for this purpose any benefit and compensation limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code), may be determined and paid in the same manner and the same time as other benefits payable under this Plan.

The Company may also credit an additional Company Allocation to a Participant’s Deferred Compensation Account in the event it is determined that a Participant’s Company contribution to the Company Savings Plan was limited by Internal Revenue Code Sections 401(a)(17), 402(g), or 415 or any other legal limitations. In addition, the Company may credit such additional Company Allocations to a Participant’s Deferred Compensation Account as determined by the Company in its sole discretion (and the Company shall not have any obligation for uniformity of treatment of any Participant in determining such discretionary Company Allocations).

3.06	Vesting. A Participant shall be one hundred percent (100%) vested in his or her Deferred Compensation Account equal to the amount of Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive the Participant deferred into his or her Deferred Compensation Account and the investment gains or losses credited thereon. In the event a Company Allocation is credited to a Participant’s Deferred Compensation Account pursuant to Section 3.05, the Company Allocation and the investment gain or losses credited thereon shall vest in the same manner as under the Company Savings Plan.

3.07	Determination of Account. Each Participant’s Deferred Compensation Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Compensation Account as of the immediately preceding Determination Date adjusted for:

•	additional deferrals pursuant to Section 3.02,

•	Company Allocations (if any) pursuant to Section 3.05,

•	distributions (if any); and

•	the appropriate investment earnings and gains and/or losses and expenses pursuant to Section 3.08.

All adjustments and earnings related thereto, will be determined on a daily basis.

3.08	Deferred Compensation Account Investment Options. The Committee shall designate from time to time one or more investment options in which Deferred Compensation Accounts may be deemed invested. A Participant or Beneficiary shall allocate his or her Deferred Compensation Account among the deemed investment options by filing with the Committee an Investment Allocation Election Form or by making an election on-line. A Participant may elect to allocate his or her Deferred Compensation Account in one percent (1%) increments among as many of the investment options which are offered by the Company. Any such investment allocation election shall be made on the Investment Allocation Election Form or on-line and shall be subject to such rules as the Committee may prescribe, including, without limitation, rules concerning the manner of making investment allocation elections and the frequency and timing of changing such investment allocation elections.

The Committee shall have the sole discretion to determine the number of deemed investment options to be designated hereunder and the nature of the options and may change or eliminate the investment options from time to time. For each deemed investment option the Committee shall, in its sole discretion, select a mutual fund(s), an investment index, or shall create a phantom portfolio of such investments as it deems appropriate, to constitute the investment option. The Committee shall adopt rules specifying the deemed investment options, the circumstances under which a particular option may be elected (or shall be automatically utilized), the minimum or maximum percentages which may be allocated to the investment option, the procedures for making or changing elections, the extent (if any) to which Beneficiaries of deceased Participants may make investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective investment election with respect to all or any portion of a Deferred Compensation Account. The Committee shall determine the amount and rate of investment gains or losses with respect to any deemed investment option for any period, and may take into account any deemed expenses which would be incurred if actual investments were made.

The Company may, but is under no obligation to, acquire any investment or otherwise set aside assets for the deemed investment of Deferred Compensation Accounts hereunder.

3.09	Change of Investment Election. A Participant may elect daily to change the manner in which his or her current Deferred Compensation Account and his or her future deferrals are deemed invested among the then-available investment options. Any change of investment allocation received on-line prior to 3:00 p.m. Central Standard Time on a business day, will be effective as of the close of business on that business day. Any change of investment allocation received on-line after 3:00 p.m. Central Standard Time or on a non-business day, will be effective as of the close of business on the next available business day.

IV.	DISTRIBUTIONS

4.01	Distribution upon Termination of Service. Upon a Participant’s Termination of Service, distribution of the Participant’s Deferred Compensation Account determined under Section 3.07 as of the Determination Date coincident with or next following such Termination of Service, shall commence and be completed by the tenth (10) anniversary of the Participant’s Termination of Service. The distribution shall be made as designated by the Participant in his or her Payout Election Form, in accordance with Section 4.04. In the event a distribution is made pursuant to this Section 4.01, the Participant shall immediately cease to be eligible for any other benefit provided under this Plan. Notwithstanding the foregoing, payment under this Section 4.01 to any “key employee” (as defined under Section 409A of the Internal Revenue Code) shall commence no earlier than six (6) months following a Termination of Service (or upon the death of the employee, if earlier) if required to comply with Section 409A of the Internal Revenue Code.

4.02	Distribution upon Death. Upon the death of a Participant prior to the distribution of all of his or her Deferred Compensation Account, distribution of the Participant’s Deferred Compensation Account, as of the Determination Date coincident with or next following the date of death, shall be made or continue to be made to such Participant’s Beneficiary. If the distribution of the Participant’s Deferred Compensation Account has not yet commenced as of the date of death, distribution to the Beneficiary shall be made or commence as soon as practicable and in any event within sixty (60) days following the Participant’s death. The method of distribution shall be as designated by the Participant in his or her Payout Election Form, in accordance with Section 4.04.

4.03	Distribution upon Disability. In the event a Participant incurs a Disability which first manifests itself after the Participant’s initial participation in the Plan, but prior to the distribution of the Participant’s Deferred Compensation Account, distribution of the Participant’s Deferred Compensation Account as of the Determination Date coincident with or next following the date of Disability shall be made or commence as soon as practicable, but in any event within sixty (60) days following receipt of notice by the Committee of the Participant’s Disability status. The distribution shall be made as designated by the Participant in his or her Payout Election Form, in accordance with Section 4.04.

4.04	Method of Timing of Distribution.

a)	Election in Agreement. Distribution of a Participant’s Deferred Compensation Account shall be made in a lump-sum or installments, as elected by the Participant in his or her Payout Election Form. Installment payments shall be made annually over a period of two (2) to ten (10) years. Participants may elect installment payments to begin at Termination of Service or at the one year anniversary of the Participant’s Termination of Service. The amount of each annual installment shall be determined annually and shall be equal to the quotient obtained by dividing the balance of the Participant’s Deferred Compensation Account being distributed in installments by the number of installments remaining to be paid, including the current installment. Participants may elect to receive lump-sum payments at Termination of Service or an anniversary of Termination of Service between one (1) and ten (10) years.

b)	Election to Change Method of Distribution. A Participant may change the method of distribution to any other method permitted under Section 4.04(a) by submitting an election to the Committee, subject to the following limitations:

i)	Such election must be submitted to and accepted by the Committee at least twelve (12) months prior to the date a distribution to the Participant would otherwise have been made or commenced;

ii)	The first distribution is delayed at least five (5) years from such date;

iii)	The election shall have no effect until at least twelve (12) months after the date on which the election is made;

iv)	The election shall not reduce the number of installment payments; and

v)	Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the distribution election under this Section 4.04(b) in a manner that is consistent with Section 409A of the Internal Revenue Code and Treasury regulations and other guidance issued thereunder. Accordingly, if the Committee determines that an election is inconsistent with Section 409A of the Internal Revenue Code and other applicable tax law, the election shall not be effective.

c)	Small Accounts. Notwithstanding any payment method elected by a Participant or Beneficiary, the Company will pay in a lump-sum, any Deferred Compensation Account balance which is less than $10,000.

d)	Default Election of Form of Distribution. If a Participant fails to elect a form of distribution at the time of initial enrollment in the Plan, such Participant shall be deemed to have elected that distribution be made in an immediate lump sum at Termination of Service as described in Section 4.04(a).

4.05	Interim Distribution. At the time a Participant enrolls in the Plan and executes an Agreement under Section 3.01(b), and no later than the time for making a deferral election under Section 3.01(c) for each subsequent Plan Year (or service period, in the case of Annual/Strategic Incentives), he or she may elect to receive an interim distribution of the amount of the Salary, Fees, Sales Incentive or Annual/Strategic Incentive deferred for the applicable period (adjusted for any earnings or losses thereon). A separate interim distribution election shall be made for each period for which amounts are deferred and a separate interim distribution shall be made for Salary, Fees, Annual/Strategic Incentive and/or Sales Incentive deferrals. The interim distribution election shall specify the year (“Distribution Year”) in which such interim distribution shall be made, which shall be no less than three (3) Plan Years after the Plan Year in which the deferral was originally made. Provided the Participant has not had an earlier death, Disability or Termination of Service, the interim distribution shall be made in a lump-sum no later than January 31st of the Distribution Year. A Participant may file a written request with the Committee to defer the time (but not the form) of the interim distribution in accordance with Section 4.04(b). Any interim distribution paid shall be deemed a distribution, and shall be deducted from the Participant’s Deferred Compensation Account.

4.06	Hardship Distributions — Waiver of Deferrals. In the event that the Committee, upon written petition of the Participant or Beneficiary, determines in its sole discretion that the Participant or Beneficiary has suffered an Unforeseeable Emergency, the Company if so directed by the Committee, shall distribute to the Participant or Beneficiary as soon as reasonably practicable following such determination, an amount, not in excess of the value of the Participant’s Deferred Compensation Account, necessary to satisfy the emergency.

A Participant who receives a hardship distribution pursuant to this Section 4.06, shall also cease making deferrals, pursuant to this Plan, until the calendar month next following or coincident with a twelve (12) month period which begins on the date the hardship distribution is made. A Participant who is required to cease making deferrals due to the receipt of a hardship distribution, shall be permitted to begin making deferrals into this Plan by filing a new Agreement with the Company which such new Agreement shall become effective with respect to the designated Plan Year (or service period, as applicable) upon acceptance of the new Agreement by the Company. The new Agreement must be filed with the Company no later than the time for making a deferral election under Section 3.01(c) for a Plan Year (or service period, as applicable).

4.07	Withholding — Employment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by any federal, state or local government.

4.08	Commencement of Payments. Unless otherwise provided in this Plan, payments under this Plan shall commence as soon as practicable following the Participant’s eligibility for payment, but in no event later than sixty (60) days following receipt of notice by the Committee of an event which entitles a Participant or Beneficiary to payments under this Plan, or at such other reasonably subsequent date as may be determined by the Committee.

4.09	Recipients of Payments — Designation of Beneficiary. All payments to be made by the Company under the Plan shall be made to the Participant during his or her lifetime, provided that if the Participant dies prior to the commencement or completion of such payments, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary determined in accordance with this Section 4.09. The Participant may designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may include a contingent Beneficiary. The Participant may from time-to-time change the designated Beneficiary by filing a new designation in writing with the Committee.

If there is not a Beneficiary designation in effect at the time any benefits are payable under this Plan, the Beneficiary shall be the beneficiary or beneficiaries designated by the Participant in the Company Savings Plan, or if no such designation is in effect under the Company Savings Plan, the Participant’s Deferred Compensation Account, or the part thereof that as to which a designation fails, as the case may be, shall be payable in accordance with the default beneficiary rules under the Company Savings Plan.

4.10	Distributions in Cash. All distributions of Deferred Compensation Accounts shall be paid in United States dollars.

V.	CLAIM FOR BENEFITS PROCEDURE

5.01	Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Committee. If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

a)	The specific reason or reasons for the denial of the claim;

b)	A reference to the relevant Plan provisions upon which the denial is based;

c)	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

d)	A reference to the Plan’s claim review procedure.

5.02	Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of the denial of a claim, the claimant may within sixty (60) days file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant’s appeal of the denial of his or her claim, he or she may review relevant documents and may submit issues and comments in writing. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of his or her position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.

5.03	Decision Upon Review of a Denial of a Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

a)	Include specific reasons for the decision;

b)	Be written in a manner calculated to be understood by the claimant; and

c)	Contain specific references to the relevant Plan provisions upon which the decision is based.

The decision of the Committee shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Plan through or on behalf of the claimant. No litigation may be commenced by or on behalf of a claimant with respect to this Plan until after and unless the claim and review process described in this Article V has been exhausted. Judicial review of Committee action shall be limited to whether the Committee acted in an arbitrary and capricious manner.

VI.	ADMINISTRATION

6.01	Plan Administration. The Plan shall be administered by the Committee. The Committee may assign duties to an officer or other employees of the Company, and may delegate such duties as it sees fit. An employee of the Company or Committee member who is also a Participant in the Plan shall not be involved in the decisions of the Company or Committee regarding any determination of any specific claim for benefit with respect to himself or herself.

6.02	General Rights, Powers and Duties of the Committee. The Committee shall be responsible for the management, operation and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have complete discretion to exercise the following powers and duties:

a)	Adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

b)	Administer the Plan in accordance with its terms and any rules and regulations it establishes;

c)	Maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;

d)	Construe and interpret the Plan, and to resolve all questions arising under the Plan;

e)	Authorize benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

f)	Employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be Participants in the Plan or be employed by or represent the Company, as it deems necessary for the effective exercise of its duties, and may delegate to such persons any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate, and the Committee shall be responsible for the prudent monitoring of their performance; and

g)	Be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

6.03	Information to be Furnished. The records of the Company shall be determinative of each Participant’s period of employment, Termination of Service, leave of absence, reemployment, years of service, personal data, and Salary, Annual/Strategic Incentive and/or Sales Incentive. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

6.04	Indemnification. No employee of the Company or member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct. The Company shall not be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company. This indemnification shall not duplicate, but may supplement any coverage available under any applicable insurance coverage.

6.05	Composition of the Committee. The Committee shall be comprised of the head of Human Resources, the General Counsel, the Chief Financial Officer and such other employees of the Company as may be appointed by the Chief Executive Officer of the Company.

VII.	AMENDMENT AND TERMINATION

7.01	Amendment. The Plan may be amended in whole or in part at any time by a written instrument adopted by the Company. Notice of any material amendment shall be given in writing to the Committee and to each Participant and Beneficiary. No amendment shall retroactively decrease either the balance of a Participant’s Deferred Compensation Account or a Participant’s interest in his or her Deferred Compensation Account as existing immediately prior to the later of the effective date or adoption date of such amendment.

7.02	Company’s Right to Terminate. The Company reserves the sole right to terminate, by action of its Committee, the Plan and/or the Agreement pertaining to a Participant at any time prior to the commencement of payment of his or her benefits. In the event of any such termination, a Participant shall be deemed to have incurred a Termination of Service and his or her Deferred Compensation Account shall be paid in the manner provided in Section 4.01, or the Committee may, in its sole discretion immediately pay all benefits in a lump sum following such termination of the Plan. Notwithstanding the foregoing, such payments shall be made upon Plan termination only to the extent permissible under Section 409A of the Internal Revenue Code and related Treasury regulations and guidance.

VIII.	MISCELLANEOUS

8.01	No Implied Rights. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee or Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

8.02	No Right to Company Assets. Neither the Participant, a Beneficiary, nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant and his or her Beneficiary shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

8.03	No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the Salary, Fees, and/or Annual/Strategic Incentive payable to the Participant.

8.04	Offset. If, at the time payments or installments of payments are to be made hereunder, either the Participant or Beneficiary is indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation. However, an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company’s right to offset future payments for such indebtedness or obligation.

8.05	Non-assignability. Neither the Participant, a Beneficiary, nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant, a Beneficiary, or any other person, or be transferable by operation of law in the event of the Participant’s, a Beneficiary’s, or any other person’s bankruptcy or insolvency.

8.06	Gender and Number. Wherever appropriate herein, the masculine may mean feminine and the singular may mean the plural, or vice versa.

8.07	Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Committee or the Company, delivered to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the third business day after the date shown on the postmark or the receipt for registration or certification.

8.08	Governing Laws. The Plan shall be construed and administered according to the laws of the State of Delaware, to the extent not pre-empted by federal law.

8.09	Deferred Compensation Plan Trust. The Company may establish a Trust with an independent trustee, and shall comply with the terms of the Trust. The Company may transfer to the trustee an amount of cash, marketable securities, or other property acceptable to the trustee (“Trust Property”) equal in value to all or a portion of the amount necessary, calculated in accordance with the terms of the Trust, to pay the Company’s obligations under the Plan (the “Funding Amount”), and may make additional transfers to the trustees as may be necessary in order to maintain the Funding Amount. Trust Property so transferred shall be held, managed, and disbursed by the trustee in accordance with the terms of the Trust. To the extent that Trust Property shall be used to pay the Company’s obligations under the Plan, such payments shall discharge obligations of the Company; however, the Company shall continue to be liable for amounts not paid by the Trust. Trust Property will nevertheless be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency of the Company, and the Participant’s, a Beneficiary’s, or any other person’s rights under the Plan and Trust shall at all times be subject to the provisions of Section 8.02.

8.10	Code Section 409A Compliance. Notwithstanding any foregoing provision in this Plan statement to the contrary, the Committee shall interpret all provisions in this Plan statement in a manner that is consistent with Section 409A of the Internal Revenue Code and Treasury regulations and other guidance issued thereunder.